                                                                       EXHIBIT 2
                           ASSIGNMENT IN DISSOLUTION


     NATEC RESOURCES, INC. ("Assignor"), in (1) confirmation of Assignor's dissolution pursuant to Articles of Dissolution dated August 24, 1995, filed with the Secretary of State of Utah on August 24, 1995 and a Certificate of Dissolution issued by the Secretary of State of Utah on August 24, 1995, and
(2) payment of (a) that certain 5-year convertible promissory note in the original principal amount of $4,722,604 dated February 2, 1993 payable by Assignor, and all outstanding interest thereon, and (b) those certain promissory notes, two issued by Assignor on July 15, 1993 and October 15, 1993, respectively, and four issued by Assignor in 1994, in payment of dividends on its Series A, B and C Preferred Stock, which notes aggregate $2,145,000 in original principal amount, and all interest outstanding thereon, (c) all accrued and unpaid dividends on Assignor's Series B and C Preferred Stock, which aggregated approximately $115,000 as of June 30, 1995, and (d) a portion of the liquidation preference to which Assignee is entitled upon redemption of its shares of Assignee's Series A Preferred Stock, which aggregated approximately $5,382,718 as of June 30, 1995, has TRANSFERRED, DELIVERED and ASSIGNED, and by these presents does TRANSFER, DELIVER and ASSIGN, unto CRSS Inc., a Delaware corporation ("Assignee"), all of its right, title and interest in all assets of Assignor, including, without limitation, the following described property, to-wit:

         All rights in or to all assets, real or personal, tangible or intangible, known or unknown, utilized or held in connection with Assignor's operation of its business, including, but not limited to, all corporate books and records, equipment, fixtures, appliances, inventory and other real or personal property of whatever kind or character owned by Assignor (including, but not limited to, all furniture, furnishings, office equipment, machines and supplies located at Assignor's principal place of business, and all miscellaneous testing equipment owned by Assignor currently stored in Marshall, Texas); any and all cash and accounts receivable owned by Assignor; and only to the extent they have not been canceled or terminated, any contracts, agreements, notes (including, without limitation, the $4,000,000 Secured Non-Negotiable Note from North American Chemical Company, dated as of August 24, 1995, and the $6,000,000 Secured Non-Negotiable Note from White River Nahcolite Minerals Ltd. Liability Co., dated as of August 24, 1995), security for any notes or other indebtedness and the instruments evidencing same (including without limitation the Security Agreement and the Deed of Trust dated as of August 24, 1995 and entered into between the Company and White River Nahcolite Minerals Ltd. Liability Company), guaranties, bonds, claims, causes of action (except as may hereafter be specifically excluded in writing by Assignor and Assignee with respect to proceedings hereafter commenced), licenses, permits or similar documents, telephone numbers, trade names, trademarks, service marks and other identifying material (including, but not limited to, that certain Technology License Agreement dated April 1, 1994 between Assignor and Paragon Environmental Systems, a division of Paragon Controls Limited, as amended); and all intellectual property, including without limitation any and all patents (including without limitation the patents described in the Disclosure Letter pursuant to the Acquisition Agreement); but not including that certain Acquisition Agreement (the "Acquisition Agreement") between North American Chemical Company and Assignor, dated as of April 5, 1995, as amended (all of the above-described included property being hereinafter referred to collectively as the Property"). Without limiting the foregoing, the Property shall include all of the Excluded Assets as defined in the Acquisition Agreement.

         Assignor has escrowed $500,000 in cash pursuant to a court order (the "Escrow Amount"). Any and all rights that Assignor has in or to the Escrow Amount, either now or in the future, also are included as Property being assigned hereunder.

         Assignor and Assignee agree to, and agree to cause their affiliates to, execute and deliver any other documents and take any other actions reasonably necessary to effectuate the assignment described herein.


     EXECUTED as of August 24, 1995, to be effective upon delivery.

                                   ASSIGNOR:

                                   NATEC RESOURCES, INC.


                                   By:   /s/ JOHN T. McCORMACK
                                      -----------------------------------------
                                            John T. McCormack, President



                                   ASSIGNEE:

                                   CRSS INC.


                                   By:  /s/ BRUCE W. WILKINSON
                                      -----------------------------------------
                                            Bruce W. Wilkinson,
                                            Chairman of the Board and
                                            Chief Executive Officer


                                     -58-